NEWGEN TECHNOLOGIES, INC.
                         6000 FAIRVIEW ROAD, 12TH FLOOR
                         CHARLOTTE, NORTH CAROLINA 28210


                                                              January 23, 2006

VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                  Re: NewGen Technologies, Inc. (the "Company") Registration Statement on Form SB-2
                           Filed December 30, 2005
                           File No. 333-130778

Ladies and Gentlemen:

         We previously filed the above-referenced Form SB-2 registration statement and hereby request that such registration statement be withdrawn at your earliest convenience. No securities were offered or sold pursuant to this registration statement. We request this withdrawal because the Company intends to seek additional private financing. Please apply the Company's filing fee to its account with the SEC.

         If you have any questions concerning this matter, please contact Yoel Goldfeder at (212) 930-9700.

         Thank you for your assistance in this matter.


                                        NewGen Technologies, Inc.

                                        By:  /s/ Scott Deininger
                                             ------------------------------
                                             Scott Deininger
                                             Chief Financial Officer